Exhibit 107

Calculation of Filing Fee Table

Form S-3ASR
(Form Type)

3M Company
(Exact Name of Registrant as Specified in its Charter)

 Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Debt	Debt Securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Equity	Common Stock	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Total Offering Amounts					N/A		N/A
Total Fee Offsets					N/A		N/A
Net Fee Due					N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	—	—	—	—	—	—
	Total Offering Amounts		—	—
	Total Fees Previously Paid			—
	Total Fee Offsets			—
	Net Fee Due			—

(1)	An indeterminate aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be sold at indeterminate prices.

(2)	In reliance on and in accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee.